Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018 Telephone (215) 564-8000 Fax (215) 564-8120

February 2, 2016

UBS Asset Management (Americas) Inc.
One North Wacker
Chicago, Illinois  60606

Subject:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to The UBS Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the property, assets and goodwill of, and the assumption of all of the liabilities of Fort Dearborn Income Securities, Inc. by and in exchange for Class P shares of the UBS Total Return Bond Fund (“Shares”), a series of the Trust (the “Transaction”) .

In connection with this opinion, we have examined:  (i) a copy of the Trust’s Certificate of Trust, as amended to date; (ii) the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended to date (“Declaration of Trust”); (iii) the Trust’s By-Laws, as amended to date (“By-Laws”); (iv) a Good Standing Certificate, dated February 2, 2016 from the Secretary of State of the State of Delaware; and (v) resolutions adopted by the Board of Trustees of the Trust (the “Board”) in connection with the Transaction as well as other documents and items we deem material to this opinion.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.           The Shares will be issued in accordance with the Declaration of Trust, By-Laws and resolutions of the Board relating to the creation, authorization and issuance of shares.

2.           The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and Statement of Additional Information relating thereto included in the Registration Statement, and that such payments will have been at least equal to their respective net asset values.

The UBS Funds
February 2, 2016

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and any amendments related thereto.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:         /s/ Jana L. Cresswell
     Jana L. Cresswell, a Partner